Exhibit 10.4
Volcano Corporation
Amended and Restated 2005 Equity Compensation Plan
2012 Long Term Incentive Plan
Grant Notice
Volcano Corporation (the “Company”), pursuant to its 2012 Long Term Incentive Plan (the “LTIP”) under its Amended and Restated 2005 Equity Compensation Plan (the “Plan”), hereby awards to Participant the Performance Stock Award (which is in the form of a Restricted Stock Unit Award) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Award Agreement, the LTIP and the Plan, all of which are attached hereto and incorporated herein in their entirety. Unless otherwise defined herein, capitalized terms will have the meanings set forth in the Plan or the LTIP, as applicable.
Participant:                        ______________________________
Date of Grant:                        ______________________________
Number of RSUs subject to Target Award:            ______________________________

Number of RSUs subject to Maximum Award:	______________________________
Performance Period:                    January 1, 2012 - December 31, 2012
Determination of Actual Award: On the Certification Date, and provided that (i) the applicable Performance Goal is attained during the Performance Period, (ii) the Other Performance Goals are achieved, and (iii) the Participant is in Continuous Service through such date, the Company will credit the Participant with an Actual Award representing the number of Restricted Stock Units (“RSUs”), which may be equal to all or a portion (including none) of the Maximum Award, as determined by the Committee under the LTIP.
Vesting Schedule: Subject to the Participant's Continuous Service on each vesting date, the Actual Award will vest (i) as to 1/3rd of the RSUs subject to the Actual Award on the Certification Date, (ii) as to 1/3rd of the RSUs subject to the Actual Award on December 31, 2013, and (iii) as to 1/3rd of the RSUs subject to the Actual Award on December 31, 2014. Each installment that vests hereunder is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).
Additional Terms/Acknowledgements: The Participant acknowledges receipt of, and understands and agrees to, this Award Grant Notice, the Award Agreement, the LTIP, the Plan and the related Plan prospectus. The Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Award Agreement, the LTIP, and the Plan set forth the entire understanding between the Participant and the Company regarding the Award and supersede all prior oral and written agreements on the terms of the Award, with the exception, if applicable, of (i) the written employment agreement between the Company and the Participant specifying the terms that should govern this Award, and (ii) the Company's Stock Ownership Guidelines. By accepting this Award, the Participant consents to receive all related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Volcano Corporation

By: __________________________________
[            ]
[Title]

Volcano Corporation
Amended and Restated 2005 Equity Compensation Plan
2012 Long Term Incentive Plan
Award Agreement
Pursuant to the Grant Notice (the “Grant Notice”) and this Award Agreement (the “Agreement”), Volcano Corporation (the “Company”) has awarded you, pursuant to its 2012 Long Term Incentive Plan (the “LTIP”) under its Amended and Restated 2005 Equity Compensation Plan (the “Plan”), the Maximum Award (which is a Performance Stock Award in the form of a Restricted Stock Unit Award) as indicated in the Grant Notice. Unless otherwise defined herein or in the Grant Notice, capitalized terms will have the meanings set forth in the Plan or the LTIP, as applicable. In the event of any conflict between the terms in this Agreement and the Plan or the LTIP, the terms of the Plan or LTIP, as applicable, will control.
The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.Grant of the Award. Your Award represents your right to be issued on a future date one share of Common Stock for each Restricted Stock Unit that vests.

2.Vesting. Your Award will vest as provided in the Grant Notice. Vesting will cease upon the termination of your Continuous Service. Any Restricted Stock Units that have not yet vested will be forfeited on the termination of your Continuous Service.

3.Number of Restricted Stock Units & Shares of Common Stock.

(a)The Restricted Stock Units subject to your Award will be adjusted as provided in Section 9(a) of the Plan.

(b)Any additional Restricted Stock Units and any shares of Common Stock, cash or other property that become subject to your Award pursuant to this Section 3 will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares of Common Stock covered by your Award.

(c)No fractional shares of Common Stock or rights for fractional shares will be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole shares.

4.Securities Law Compliance. You will not be issued any shares of Common Stock underlying the Restricted Stock Units or other with respect to your Award unless either (i) the shares of Common Stock are registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from such registration requirements. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive shares of Common Stock underlying your Award if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.Transferability. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of any portion of the Restricted Stock Units or the shares of Common Stock in respect of your Restricted Stock Units. For example, you may not use shares of Common Stock that may be issued in respect of your Restricted Stock Units as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares of Common Stock. This restriction on transfer will lapse upon delivery to you of shares of Common Stock in respect of your vested Restricted Stock Units.

(a)Death. Your Restricted Stock Units are not transferable other than by will and by the laws of descent and distribution. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect transactions under the Plan, designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Stock or other consideration to which you were entitled at the time of your death pursuant to this Agreement. In the absence of such a designation, your executor or administrator of your estate will be entitled to receive, on behalf of your estate, such Common Stock or other consideration.

(b)Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee,

you may transfer your Restricted Stock Units to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Restricted Stock Units are held in trust, provided that you and the trustee enter into transfer and other agreements required by the Company.

(c)Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration under your Restricted Stock Units, pursuant to the terms of a domestic relations order or official marital settlement agreement that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss with the Company's General Counsel the proposed terms of any such transfer prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. The Company is not obligated to allow you to transfer your Award in connection with your domestic relations order or marital settlement agreement.

6.Delivery/Date of Issuance.
(a)The issuance of shares of Common Stock in respect of the Restricted Stock Units is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner.

(b)Subject to the satisfaction of the withholding obligations set forth in Section 10 of this Agreement, in the event one or more Restricted Stock Units vests, the Company will issue to you, on the applicable vesting date, one share of Common Stock for each Restricted Stock Unit that vests and such issuance date is referred to as the “Original Issuance Date.” If the Original Issuance Date falls on a date that is not a business day, delivery will instead occur on the next following business day.

(c)However, if (i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company's then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established Company-approved 10b5-1 trading plan), and (ii) the Company elects, prior to the Original Issuance Date, (1) not to satisfy the Withholding Taxes described in Section 10 by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under your Award, (2) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 10 of this Agreement (including but not limited to a commitment under a previously established Company-approved 10b5-1 trading plan) and (3) not to permit you to pay your Withholding Taxes in cash, then the shares of Common Stock that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulation Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock under your Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d).

7.Dividends. You will receive no benefit or adjustment to your Restricted Stock Units with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan or in the LTIP.

8.Restrictive Legends. The Common Stock issued with respect to your Restricted Stock Units will be endorsed with appropriate legends determined by the Company.

9.Award not a Service Contract. Your employment or service with the Company is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, but not limited to, the vesting of your Restricted Stock Units or the issuance of the shares of Common Stock subject to your Restricted Stock Units), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan will: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement, the LTIP or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement, the LTIP or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

10.Withholding Obligations.
(a)On each vesting date, and on or before the time you receive a distribution of the shares of Common Stock underlying your Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”). Specifically, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates; or (iv) withholding shares of Common Stock from the shares issued or otherwise issuable to you in connection with your Restricted Stock Units with a Fair Market Value (measured as of the date the shares are issued to you) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares so withheld will not exceed the amount necessary to satisfy the Company's required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b)Unless the Withholding Taxes of the Company and/or any Affiliate are satisfied, the Company will have no obligation to deliver to you any Common Stock.

(c)In the event the Company's obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company's withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

11.Unsecured Obligation. Your Award is unfunded, and as a holder of vested Restricted Stock Units, you will be considered an unsecured creditor of the Company with respect to the Company's obligation, if any, to issue shares of Common Stock or other property pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock to be issued pursuant to this Agreement until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12.Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company's policy permitting certain individuals to sell shares of Common Stock only during certain “window” periods and the Company's insider trading policy, in effect from time to time.

13.Notices. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and your Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting your Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.Miscellaneous.

(a)The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company's successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(d)This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In addition, your Award will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with the Company.

16.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.Effect on Other Employee Benefit Plans. The value of your Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the employee's benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company's or any Affiliate's employee benefit plans.

18.Amendment. Any amendment to this Agreement must be in writing, signed by a duly authorized representative of the Company. The Board reserves the right to amend this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.

19.Compliance with Section 409A of the Code. Your Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). However, if the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares of Common Stock that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

20.No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with your Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of your Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.